SoFi Reports Fourth Quarter 2025 with Record Net Revenue of $1.0 Billion, Record Member and Product Growth, Net Income of $174 Million

Adjusted Net Revenue up 37% to a record $1.0 billion
Adjusted EBITDA up 60% to a record $318 million
Fee-based Revenue up 53% to a record $443 million
Member growth up 35% to a record 13.7 million members
Product growth up 37% to a record 20.2 million products
Management announces 2026 guidance and medium term outlook

SAN FRANCISCO, Calif. – (BUSINESS WIRE) – January 30, 2026 – SoFi Technologies, Inc. (NASDAQ: SOFI), a member-centric, one-stop shop for digital financial services that helps members borrow, save, spend, invest and protect their money, reported financial results today for its fourth quarter and fiscal year ended December 31, 2025.
“2025 was a tremendous year and the fourth quarter was nothing short of exceptional, delivering more than $1 billion in quarterly revenue for the first time in our history,” said Anthony Noto, CEO of SoFi. “Our one-stop shop is scaling exactly as intended and delivering a winning combination of growth and returns. We added a record 1 million new members this quarter and drove record product growth. At the same time, we moved with urgency to lead the next phase of financial services by delivering crypto and blockchain innovation backed by bank-grade stability and security. This combination of scale, innovation, and profitability positions SoFi to drive durable, compounding growth, and deliver superior financial returns in 2026 and for years to come.”

Consolidated Results Summary

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
($ in thousands, except per share amounts)	2025	2024		2025	2024
Consolidated – GAAP
Total net revenue	$1,025,051	$734,125	40%	$3,613,354	$2,674,859	35%
Net income	173,549	332,473	(48)%	481,320	498,665	(3)%
Net income attributable to common stockholders – diluted	173,893	332,473	(48)%	482,700	434,776	11%
Earnings per share attributable to common stockholders – diluted	$0.13	$0.29	(55)%	$0.39	$0.39	—%
Consolidated – Non-GAAP(1)
Adjusted net revenue	$1,012,835	$739,112	37%	$3,591,411	$2,606,170	38%
Adjusted EBITDA	317,597	197,957	60%	1,053,898	666,480	58%
Adjusted net income	173,549	61,030	184%	481,320	227,222	112%
Adjusted net income attributable to common stockholders – diluted	173,893	61,030	185%	482,700	163,333	196%
Adjusted earnings per share – diluted	$0.13	$0.05	160%	$0.39	$0.15	160%
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(1)For more information and reconciliations of these non-GAAP measures to the most comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
Product Highlights
•Delivering the Largest New Members and Products Increase in Company History. SoFi added a record 1.0 million new members in the fourth quarter, leading to a 35% year-over-year increase to 13.7 million members and added a record 1.6 million new products in the fourth quarter, up 37% from the prior year to 20.2 million products.

•Achieving Record Revenue and Increased Profitability. Quarterly Adjusted Net Revenue surpassed $1 billion for the first time in company history, reaching $1.013 billion, up 37% year-over-year. SoFi demonstrated the strength of its diversified business by achieving a Rule of 401 score of 68%, reaching record Adjusted EBITDA of $318 million, up 60% year-over-year, representing a 31% Adjusted EBITDA margin.
•Accelerating Growth and Visibility of SoFi's One-Stop Shop. SoFi’s one-stop shop drove exceptional cross-buy, with 40% of new products opened by existing members - a nearly 7-percentage point increase year-over-year. This strength was supported by continued investment in brand building, which drove SoFi's unaided brand awareness to an all-time high of 9.6%.
•Demonstrating Successful Diversification with Record Fee-Based Revenue. Total fee-based revenue across the business surged to a record of $443 million, up more than 50% year-over-year, now generating nearly $1.8 billion on an annualized basis. This was driven by the strong performance of the Loan Platform Business (LPB), which generated $194 million in adjusted net revenue, up 15% from the third quarter and 2.9x from the prior year. LPB is now running at an annualized pace of $15 billion of originations and $774.6 million of high-margin, high-return revenue.
•Leading the Way in Bank-Grade Crypto Innovation. In the fourth quarter, SoFi became the first nationally chartered bank to launch crypto trading for consumers and to launch its own stablecoin, SoFiUSD, on public, permissionless blockchain. SoFi also delivered blockchain-powered international remittances across 30+ countries. These innovations improved money-movement capabilities and established SoFi’s position as the first company providing crypto and blockchain products backed by the bank-grade safety and stability of a nationally chartered bank.
•Increasing Loan Originations to Record-Highs. Total originations reached a record of $10.5 billion in the fourth quarter, up 46% year-over-year. This record was driven by strong performance across all lending segments with record personal loan originations of $7.5 billion, up 43% year-over-year, student loan originations of $1.9 billion, up 38% year-over-year, and record home loan originations of over $1.1 billion, up nearly 2x year-over-year.
•Strong and Consistent Credit Performance. Credit performance remained in-line with expectations, with personal-loan charge-offs down 57 basis points year-over-year and demonstrated continued resilience across a diversified portfolio.

Consolidated Results
SoFi reported a number of record financial achievements. For the fourth quarter of 2025, record GAAP net revenue of $1.0 billion increased 40% relative to the prior-year period's $734.1 million. Record adjusted net revenue of $1.0 billion grew 37% from the corresponding prior-year period of $739.1 million.
For the fourth quarter of 2025, total fee-based revenue reached a record of $443.3 million, a year-over-year increase of 53%. This was driven by strong performance from our Loan Platform Business, as well as referral fee revenue, interchange fee revenue and brokerage fee revenue. Together, the Financial Services and Technology Platform segments generated $579.1 million of net revenue, an increase of 61% from the prior year period.
Net interest income of $617.3 million for the fourth quarter was up 31% year-over-year. This was driven by a 35% increase in average interest-earning assets and a 50 basis point decrease in cost of funds, partially offset by a 74 basis point decrease in average asset yields year-over-year. For the fourth quarter, net interest margin of 5.72% decreased 19 basis points year-over-year from 5.91%, including a modest mix shift from personal loans to home and student loans.
1 Rule of 40 is calculated as the quarterly year-over-year change in adjusted net revenue plus quarterly adjusted EBITDA margin. Adjusted net revenue and adjusted EBITDA margin are non-GAAP financial measures. See “Non-GAAP Financial Measures” section for detailed explanations and definitions.

The average rate paid on deposits in the fourth quarter was 181 basis points lower than that paid on warehouse facilities, which translates to approximately $679.8 million of annualized interest expense savings due to the successful remixing of our funding base. In the fourth quarter, SoFi used a portion of the proceeds from its public offering to fully pay down outstanding warehouse lines.
Fourth quarter record adjusted EBITDA of $317.6 million increased 60% from the prior year period's $198.0 million. This represents an adjusted EBITDA margin of 31%. All three segments delivered strong contribution profit, at attractive margins.
SoFi reported its ninth consecutive quarter of GAAP profitability. For the fourth quarter of 2025, GAAP net income reached $173.5 million and diluted earnings per share reached $0.13.
Equity grew by $1.7 billion during the quarter to $10.5 billion and $8.26 of book value per share. Tangible book value grew by $1.7 billion during the quarter, ending the period at $8.9 billion. These increases included the benefit of $1.5 billion of new capital. Tangible book value per share was $7.01 at quarter-end, up from $4.47 per share in the prior year period.
Member and Product Growth
Continued growth in both total members and products in the fourth quarter is the result of our continued investments in innovation and brand building and reflects the benefits of our broad product suite and unique Financial Services Productivity Loop (FSPL) strategy.
SoFi added a record 1,027,000 members in the fourth quarter of 2025, bringing total members to 13.7 million, up 35% from 10.1 million at the end of the same prior year period.
SoFi also achieved record product additions of 1.6 million in the fourth quarter of 2025, bringing total products to nearly 20.2 million, up 37% from 14.7 million at the end of the same prior year period.

Members	Products
In Thousands	In Thousands

Products By Segment	Technology Platform Accounts (1)
In Thousands	In Millions
Note: For additional information on our company metrics, including the definitions of "Members", "Total Products" and "Technology Platform Total Accounts", see Table 6 in the “Financial Tables” herein. New member and new product addition metrics for the relevant period reflect actual growth or declines in members and products that occurred in that period whereas the total number of members and products reflects not only the growth or decline of each metric in the current period but also additions or deletions due to prior period factors, if any.
(1)The company includes SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue.
Financial Services products increased by 38% year-over-year to 17.5 million, primarily driven by continued demand for our SoFi Money, Relay and Invest products, and drove 89% of our total product growth.
Lending products increased by 31% year-over-year to 2.6 million, driven by continued demand for personal, student, and home loan products.
Technology Platform enabled accounts decreased 23% year-over-year to 128 million. This includes the impact from a large client which fully transitioned off the platform prior to year-end.
Financial Services Segment Results
For the fourth quarter of 2025, Financial Services segment net revenue of $456.7 million increased 78% from the prior year period. Noninterest income of $248.9 million increased nearly 2.6x year-over-year. Net interest income of $207.8 million increased 30% year-over-year, primarily driven by growth in consumer deposits.
In the fourth quarter, SoFi's Loan Platform Business added $193.7 million to our consolidated adjusted net revenue. Of this, $190.9 million was driven by $3.7 billion of personal loans originated on behalf of third parties as well as referrals to third parties.
In addition to our Loan Platform Business, SoFi continued to see healthy growth in interchange fee revenue in the fourth quarter, up 66% year-over-year, as a result of over $22 billion in total annualized spend in the quarter across SoFi Money and Credit Card.
Contribution profit for the fourth quarter of 2025 reached $230.8 million, a $115.9 million improvement over the prior year period, while contribution margin grew 6 percentage points year-over-year to 51%. This is a reflection of the strong operating leverage generated in the segment by net revenue growth of 78% with directly attributable expenses increasing only 64%.

Financial Services – Segment Results of Operations
	Three Months Ended December 31,			Year Ended December 31,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Net interest income	$207,810	$160,337	30%	$777,991	$573,422	36%
Noninterest income	248,931	96,183	159%	764,025	248,089	208%
Total net revenue – Financial Services	456,741	256,520	78%	1,542,016	821,511	88%
Provision for credit losses	(5,460)	(6,852)	(20)%	(30,329)	(31,659)	(4)%
Directly attributable expenses	(220,493)	(134,813)	64%	(718,778)	(482,845)	49%
Contribution profit – Financial Services	$230,788	$114,855	101%	$792,909	$307,007	158%
Contribution margin – Financial Services(1)	51%	45%		51%	37%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue.
By continuously innovating with new and relevant offerings, features and rewards for members, SoFi grew total Financial Services products by 4.8 million, or 38%, year-over-year, bringing the total to 17.5 million at quarter-end. SoFi Money reached 6.8 million products, Relay reached 6.7 million products and SoFi Invest reached 3.2 million products by the end of the fourth quarter.
Monetization continues to improve with annualized revenue per product of $104 during the fourth quarter, up 29% year-over-year.
In the fourth quarter of 2025, total deposits grew $4.6 billion to $37.5 billion, driven primarily by member deposits.

Financial Services – Products	December 31,
	2025	2024	% Change
Money(1)	6,791,108	5,094,785	33%
Invest	3,244,143	2,525,059	28%
Credit Card	435,722	279,360	56%
Referred loans(2)	149,872	85,205	76%
Relay	6,687,259	4,636,755	44%
At Work	163,411	113,917	43%
Crypto(3)	63,441	—	n/m
Total financial services products	17,534,956	12,735,081	38%
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(1)Includes checking and savings accounts held at SoFi Bank, and cash management accounts.
(2)Limited to loans wherein we provide third party fulfillment services as part of our Loan Platform Business.
(3)Product counts for Crypto for the fourth quarter of 2025 reflect activity from our product launch on December 22, 2025 through December 31, 2025 and are therefore not representative of a full quarter of performance.
Technology Platform Segment Results
Technology Platform segment net revenue of $122.4 million for the fourth quarter of 2025 increased 19% year-over-year. Contribution profit of $47.9 million reflected a contribution margin of 39%.

Technology Platform – Segment Results of Operations
	Three Months Ended December 31,			Year Ended December 31,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Net interest income	$394	$473	(17)%	$1,505	$2,158	(30)%
Noninterest income	121,979	102,362	19%	448,706	393,020	14%
Total net revenue – Technology Platform	122,373	102,835	19%	450,211	395,178	14%
Directly attributable expenses	(74,439)	(70,728)	5%	(305,798)	(268,223)	14%
Contribution profit	$47,934	$32,107	49%	$144,413	$126,955	14%
Contribution margin – Technology Platform(1)	39%	31%		32%	32%
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(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue.
Technology Platform total enabled client accounts decreased 23% year-over-year, to 128.5 million down from 167.7 million in the prior-year period. This includes the impact from a large client which fully transitioned off the platform prior to year-end.

Technology Platform	December 31,
	2025	2024	% Change
Total accounts	128,461,873	167,713,818	(23)%
Lending Segment Results
For the fourth quarter of 2025, Lending segment GAAP net revenue of $498.7 million increased 19% from the prior year period, while adjusted net revenue for the segment of $486.5 million increased 15% from the prior year period.
Lending segment performance in the fourth quarter was driven by net interest income, which rose 29% year-over-year, primarily driven by growth in average loan balances of 35%.
Lending segment fourth quarter contribution profit of $271.7 million was up 10% from $246.0 million in the corresponding prior-year period. Lending segment adjusted contribution margin was strong at 56%. This strong performance reflects our ability to capitalize on continued strong demand for our lending products.

Lending – Segment Results of Operations
	Three Months Ended December 31,			Year Ended December 31,
($ in thousands)	2025	2024	% Change	2025	2024	% Change
Net interest income	$444,763	$345,210	29%	$1,606,032	$1,207,226	33%
Noninterest income	53,919	72,586	(26)%	242,917	277,996	(13)%
Total net revenue – Lending	498,682	417,796	19%	1,848,949	1,485,222	24%
Servicing rights – change in valuation inputs or assumptions	(12,224)	4,962	n/m	(22,013)	(6,280)	251%
Residual interests classified as debt – change in valuation inputs or assumptions	8	25	(68)%	70	108	(35)%
Directly attributable expenses	(214,811)	(176,825)	21%	(810,106)	(588,507)	38%
Contribution profit – Lending	$271,655	$245,958	10%	$1,016,900	$890,543	14%
Contribution margin – Lending(1)	54%	59%		55%	60%

Adjusted net revenue – Lending (non-GAAP)(2)	$486,466	$422,783	15%	$1,827,006	$1,479,050	24%
Adjusted contribution margin – Lending (non-GAAP)(2)	56%	58%		56%	60%

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(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue.
(2)For more information and a reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

Lending – Loans At Fair Value
($ in thousands)	Personal Loans	Student Loans	Home Loans	Total
December 31, 2025
Unpaid principal	$20,243,217	$12,875,440	$1,133,329	$34,251,986
Accumulated interest	151,079	58,277	4,888	214,244
Cumulative fair value adjustments(1)	1,146,372	723,861	66,898	1,937,131
Total fair value of loans(2)(3)	$21,540,668	$13,657,578	$1,205,115	$36,403,361
September 30, 2025
Unpaid principal	$19,456,198	$11,143,322	$713,727	$31,313,247
Accumulated interest	141,384	49,228	2,730	193,342
Cumulative fair value adjustments(1)	1,118,035	635,437	40,260	1,793,732
Total fair value of loans(2)(3)	$20,715,617	$11,827,987	$756,717	$33,300,321
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(1) During the three months ended December 31, 2025, the cumulative fair value adjustments for personal loans were impacted by a higher unpaid principal balance, a lower weighted average discount rate and a lower weighted average conditional prepayment rate, partially offset by a higher weighted average annual default rate. The lower discount rate was primarily driven by an 8 basis point decrease in benchmark rates. The cumulative fair value adjustments for student loans were impacted by a higher unpaid principal balance, a lower weighted average discount rate, and a lower weighted average conditional prepayment rate, partially offset by lower weighted average coupon and higher weighted average default rate.
(2) Each component of the fair value of loans is impacted by charge-offs during the period. Our fair value assumption for annual default rate incorporates fair value markdowns on loans beginning when they are 10 days or more delinquent, with additional markdowns at 30, 60 and 90 days past due.
(3) Student loans are classified as loans held for investment, and personal loans and home loans are classified as loans held for sale.
The following table summarizes the significant inputs to the fair value model for personal and student loans:

	Personal Loans		Student Loans
	December 31, 2025	September 30, 2025	December 31, 2025	September 30, 2025
Weighted average coupon rate(1)	13.11%	13.11%	5.87%	5.89%
Weighted average annual default rate	4.46%	4.33%	0.68%	0.67%
Weighted average conditional prepayment rate	26.87%	26.90%	11.21%	11.27%
Weighted average discount rate	4.46%	4.55%	3.89%	3.90%
Benchmark rate(2)	3.31%	3.39%	3.40%	3.35%
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(1)Represents the average coupon rate on loans held on balance sheet, weighted by unpaid principal balance outstanding at the balance sheet date.
(2)Corresponds with two-year SOFR for personal loans, and four-year SOFR for student loans.
For the fourth quarter of 2025, record origination volume of $10.5 billion increased 46% year-over-year. This was a result of continued strong member demand for personal loans, student loans and home loans as well as strong demand from capital markets partners.
Record personal loan originations of $7.5 billion in the fourth quarter of 2025 were up 43% year-over-year, inclusive of $3.7 billion originated on behalf of third parties through our Loan Platform Business. Fourth quarter student loan volume of $1.9 billion was up 38% year-over-year. Home equity loan originations were strong during the fourth quarter, accounting for nearly one-third of total home loan volume. In total, home loan volume was $1.1 billion, an increase of 95% year-over-year.
Capital markets activity in the fourth quarter of 2025 was very strong. Overall, SoFi sold, or transferred through our Loan Platform Business, more than $4.5 billion in total of personal loans and home loans. In terms of personal loans, we closed $99.8 million of sales in whole loan form at a blended execution of 106.5%. In terms of home loan sales, we closed $691.7 million at a blended execution of 102.3%.

In addition to our personal and home loan sales, SoFi executed a $463 million co-contributor securitization of loans previously originated through our Loan Platform Business. This was the fourth securitization of new collateral under our SoFi Consumer Loan Program (SCLP) since 2021 using collateral originated in the Loan Platform Business. Importantly, this channel provides our partners with meaningful liquidity to support their ongoing investment in the Loan Platform Business. The transaction priced at industry-leading cost-of-funds levels, with a weighted average spread of 101 basis points.
Credit performance remained strong in the fourth quarter, in-line with expectations. The personal loan annualized charge-off rate increased to 2.80% from 2.60% in the prior quarter, including the impact of asset sales, new originations and delinquency sales in the quarter. This increase was driven by portfolio seasoning rather than credit deterioration. Personal loan annualized net charge offs decreased 57 basis points year-over-year.
Had SoFi not sold late stage delinquent loans, it is estimated that, including recoveries, the all-in annualized net charge-off rate for personal loans would have been approximately 4.4% versus 4.2% in the prior quarter.
The student loan annualized charge-off rate increased to 76 basis points from 69 basis points in the prior quarter, driven by seasonality and the impact from a student loan repurchase that concluded during the fourth quarter.
The on-balance sheet 90-day delinquency rates for both personal loans and student loans were consistent with the prior year.
The data continues to support a 7–8% maximum cumulative net loss assumption for personal loans, in line with SoFi's underwriting tolerance.
Recent vintages, originated from the fourth quarter of 2022 to first quarter of 2025 have net cumulative losses of 4.55%, with 37% unpaid principal balance remaining. This is well below the 6.27% observed at the same point in time for the 2017 vintage which is the last vintage that approached our 7-8% tolerance. The gap between the newer cohort curve and the 2017 cohort curve improved by 8 basis points, after improving 29 basis points last quarter, demonstrating continued improvement.
Additionally, of the first quarter of 2020 through the third quarter of 2025 originations, 60% of principal has already been paid down, with 6.8% in net cumulative losses. Therefore, for life-of-loan losses on this entire cohort of loans to reach 8%, the charge-off rate on the remaining 40% of unpaid principal would need to be approximately 10%. This would be well above past levels, providing us further confidence in achieving loss rates below our 8% tolerance.

Lending – Originations and Average Balances
	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2025	2024		2025	2024
Origination volume ($ in thousands, during period)
Personal loans(1)	$7,501,068	$5,251,949	43%	$27,495,534	$17,614,985	56%
Student loans	1,861,421	1,348,970	38%	5,537,934	3,780,752	46%
Home loans	1,127,705	577,362	95%	3,388,995	1,820,213	86%
Total	$10,490,194	$7,178,281	46%	$36,422,463	$23,215,950	57%
Average loan balance ($, as of period end)(2)
Personal loans	$25,810	$25,377	2%
Student loans	43,371	42,960	1%
Home loans	243,916	279,321	(13)%
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(1)Inclusive of origination volume related to our Loan Platform Business.
(2)Within each loan product category, average loan balance is defined as the total unpaid principal balance of the loans divided by the number of loans that have a balance greater than zero dollars as of the reporting date. Average loan balance includes loans on our balance sheet, as well as transferred loans and referred loans with which SoFi has continuing involvement through our servicing agreements.

Lending – Products	December 31,
	2025	2024	% Change
Personal loans(1)	1,935,607	1,405,928	38%
Student loans	644,225	568,612	13%
Home loans	53,354	35,814	49%
Total lending products	2,633,186	2,010,354	31%
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(1)Includes loans which we originate as part of our Loan Platform Business.
Guidance and Outlook
Looking forward to 2026, for the full year, management expects to increase total members by at least 30% year-over-year. Management expects to deliver adjusted net revenue of approximately $4.655 billion which implies approximately 30% annual revenue growth. Management expects adjusted EBITDA of approximately $1.6 billion, which equates to an annual EBITDA margin of approximately 34%. Management expects adjusted net income of approximately $825 million, which equates to a margin of approximately 18%. Lastly, management expects adjusted EPS of approximately 60 cents per share.
In the first quarter of 2026, management expects to deliver adjusted net revenue of approximately $1.04 billion, adjusted EBITDA of approximately $300 million, adjusted net income of approximately $160 million, and adjusted EPS of approximately 12 cents per share.
Over the medium term, management expects to deliver compounded annual growth in adjusted net revenue of at least 30% from 2025 to 2028. Additionally, management expects to deliver compounded annual growth in adjusted earnings per share of 38% to 42% from 2025 to 2028. This guidance assumes there are no meaningful changes in the macroeconomic environment and no significant new business launches or acquisitions.
Management will further address guidance on the quarterly earnings conference call. Management has not reconciled forward-looking non-GAAP measures to their most directly comparable GAAP measures. This is because the company cannot predict with reasonable certainty and without unreasonable efforts the ultimate outcome of certain GAAP components of such reconciliations due to market-related assumptions that are not within our control as well as certain legal or advisory costs, tax costs or other costs that may arise. For these reasons, management is unable to assess the probable significance of the unavailable information, which could materially impact the amount of the future directly comparable GAAP measures.

Earnings Webcast
SoFi’s executive management team will host a live audio webcast beginning at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) today to discuss the quarter’s financial results and business highlights. All interested parties are invited to listen to the live webcast at https://investors.sofi.com. A replay of the webcast will be available on the SoFi Investor Relations website for 30 days. Investor information, including supplemental financial information, is available on SoFi’s Investor Relations website at https://investors.sofi.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain of the statements above are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our expectations for the first quarter of 2026 and full year 2026 adjusted net revenue, annual growth rate, adjusted EBITDA, adjusted EBITDA margin, GAAP net income, GAAP EPS, tangible book value, and new members, our expectations regarding our ability to deliver compounded annual growth in adjusted net revenue and compounded annual growth in adjusted earnings per share from 2025 to 2028, our expectations regarding our ability to continue to grow our business, deliver superior financial returns, build our brand and launch new business lines and products, our ability to continue to drive momentum, deepen member engagement, and increase cross-buy, our expectations regarding the size of our market opportunity, our ability to continue to attract and execute deals, our ability to continue to improve our financials and increase our member, product and total accounts count, our ability to achieve diversified and more durable growth, including our ability to continue to grow our Loan Platform Business, our ability to continue the momentum seen in prior financial periods, our ability to have loss rates below 8%, our ability to navigate the macroeconomic, geopolitical and regulatory environment, any changes in demand for our products, and the financial position, business strategy and plans and objectives of management for our future operations. These forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “achieve”, “believe”, “continue”, “expect”, “capable” “future”, “growth”, “may”, “opportunity”, “plan”, “potential”, “strategy”, “will be”, “will continue”, and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: (i) the effect of and our ability to respond and adapt to changing market and economic conditions, including economic downturns, fluctuating inflation and interest rates, and volatility from macroeconomic, global, and political events, including announced or planned tariffs; (ii) our ability to maintain net income profitability, continue to increase fee-based revenue streams, continue to grow across our segments in the future, as well as our ability to meet our guidance; (iii) the impact on our business of the regulatory environment, changes in governmental policies, changes in personnel and resources of the governmental agencies that regulate us, and complexities with compliance related to such environment; (iv) our ability to realize the benefits of being a bank holding company and operating SoFi Bank, including continuing to grow high quality deposits and our rewards program for members; (v) our ability to continue to drive brand awareness and realize the benefits of our marketing and advertising campaigns; (vi) our ability to vertically integrate our businesses and accelerate the pace of innovation of our financial products; (vii) our ability to manage our growth effectively; (viii) our ability to access sources of capital on acceptable terms or at all; (ix) the success of our continued investments in our business; (x) our ability to expand our member base, increase our product adds and increase cross-buy; (xi) our ability to maintain our leadership position in certain categories of our business and to grow market share in existing markets or any new markets we may enter; (xii) our ability to cater to a broad range of clients and continue to execute deals with current or future business partners; (xiii) our ability to develop new products, features and functionality that are competitive and meet market needs; (xiv) our ability to realize the benefits of our strategy, including what we refer to as our FSPL; (xv) our ability to make accurate credit and pricing decisions or effectively forecast our loss rates; (xvi) our ability to establish and maintain an effective system of internal controls over financial reporting; (xvii) our ability to maintain the security and reliability of our products; and (xviii) the outcome of any legal or governmental proceedings instituted against us. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties set forth in the section titled “Risk Factors” in our last annual report on Form 10-K, as filed with the Securities and Exchange Commission, and those that are included in any of our future filings with the Securities and Exchange Commission. These forward-looking statements are based on information available as of the date hereof and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
This press release presents information about certain non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States (GAAP). Our management and Board of Directors uses these non-GAAP measures to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that these non-GAAP measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures. Other companies may not use these non-GAAP measures or may use similar measures that are defined in a different manner. Therefore, SoFi's non-GAAP measures may not be directly comparable to similarly titled measures of other companies.
Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are provided in Table 2 to the “Financial Tables” herein.
About SoFi
SoFi Technologies (NASDAQ: SOFI) is a one-stop shop for digital financial services on a mission to help people achieve financial independence to realize their ambitions. 13.7 million members trust SoFi to borrow, save, spend, invest, and protect their money – all in one app – and get access to financial planners, exclusive experiences, and a thriving community. Fintechs, financial institutions, and brands use SoFi’s technology platform Galileo to build and manage innovative financial solutions across 128.5 million global accounts. For more information, visit www.sofi.com or download our iOS and Android apps.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (https://www.sofi.com), the investor relations website (https://investors.sofi.com), and on social media (X and LinkedIn), including but not limited to investor presentations and investor fact sheets, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
Contact
Investors:
SoFi Investor Relations
IR@sofi.com
Media:
SoFi Media Relations
PR@sofi.com

FINANCIAL TABLES
(Unaudited)
1.    Condensed Consolidated Statements of Operations and Comprehensive Income
2.    Reconciliation of GAAP to Non-GAAP Financial Measures
3.    Condensed Consolidated Balance Sheets
4.    Average Balances and Net Interest Earnings Analysis
5.    Company Metrics
6.    Segment Financials
7.    Fee-Based Revenue
8.    Analysis of Charge-Offs
9.    Regulatory Capital

Table 1

SoFi Technologies, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(In Thousands, Except for Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Interest income
Loans and securitizations	$864,402	$688,723	$3,146,296	$2,601,988
Other	63,019	55,214	228,903	205,829
Total interest income	927,421	743,937	3,375,199	2,807,817
Interest expense
Securitizations and warehouses	8,181	23,022	95,824	112,398
Deposits	290,511	238,596	1,014,043	930,154
Corporate borrowings	11,196	12,039	45,723	48,346
Other	254	111	653	438
Total interest expense	310,142	273,768	1,156,243	1,091,336
Net interest income	617,279	470,169	2,218,956	1,716,481
Noninterest income
Loan origination, sales, securitizations and servicing	53,856	72,597	242,947	278,114
Technology products and solutions	93,963	88,376	360,903	350,810
Loan platform fees	190,859	63,235	575,911	141,608
Other	69,094	39,748	214,637	187,846
Total noninterest income	407,772	263,956	1,394,398	958,378
Total net revenue	1,025,051	734,125	3,613,354	2,674,859
Provision for credit losses	5,407	6,877	30,319	31,712
Noninterest expense
Technology and product development	172,836	148,986	648,332	551,787
Sales and marketing	305,614	229,261	1,095,412	796,293
Cost of operations	161,618	128,155	608,998	461,633
General and administrative	194,244	160,922	704,436	600,089
Total noninterest expense	834,312	667,324	3,057,178	2,409,802
Income before income taxes	185,332	59,924	525,857	233,345
Income tax (expense) benefit	(11,783)	272,549	(44,537)	265,320
Net income	$173,549	$332,473	$481,320	$498,665

Earnings per share
Earnings per share – basic	$0.14	$0.31	$0.42	$0.46
Earnings per share – diluted	$0.13	$0.29	$0.39	$0.39
Weighted average common stock outstanding – basic	1,222,750	1,087,863	1,150,140	1,050,219
Weighted average common stock outstanding – diluted	1,346,110	1,151,047	1,251,767	1,101,390

Table 2
Non-GAAP Financial Measures
(Unaudited)
Adjusted Net Revenue
Adjusted net revenue is a non-GAAP measure. Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. We adjust total net revenue to exclude these items, as they are non-cash charges that are not realized during the period or not indicative of our core operating performance, and therefore positive or negative changes do not impact the cash available to fund our operations. Management believes this measure is useful because it enables management and investors to assess our underlying operating performance and cash available to fund our operations. In addition, management uses this measure to better decide on the proper expenses to authorize for each of our operating segments, to ultimately help achieve target contribution profit margins.
The following table reconciles adjusted net revenue to total net revenue, the most directly comparable GAAP measure:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2025	2024	2025	2024
Total net revenue (GAAP)	$1,025,051	$734,125	$3,613,354	$2,674,859
Servicing rights – change in valuation inputs or assumptions(1)	(12,224)	4,962	(22,013)	(6,280)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	8	25	70	108
Gain on extinguishment of debt(3)	—	—	—	(62,517)
Adjusted net revenue (non-GAAP)	$1,012,835	$739,112	$3,591,411	$2,606,170
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business.
(3)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.
The following table reconciles adjusted net revenue for the Lending segment to total net revenue, the most directly comparable GAAP measure for the Lending segment:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2025	2024	2025	2024
Lending
Total net revenue – Lending (GAAP)	$498,682	$417,796	$1,848,949	$1,485,222
Servicing rights – change in valuation inputs or assumptions(1)	(12,224)	4,962	(22,013)	(6,280)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	8	25	70	108
Adjusted net revenue – Lending (non-GAAP)	$486,466	$422,783	$1,827,006	$1,479,050
___________________
(1)See footnote (1) to the table above.
(2)See footnote (2) to the table above.
Adjusted Noninterest Income
Adjusted noninterest income is a non-GAAP measure. Adjusted noninterest income is defined as noninterest income, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. We adjust noninterest income to exclude these items, as they are non-cash charges that are not realized during the period or not indicative of our core operating performance, and therefore positive or negative changes do not impact the cash available to fund our operations.

Management believes this measure is useful because it enables management and investors to assess our underlying operating performance and cash available to fund our operations.
The following table reconciles adjusted noninterest income to noninterest income, the most directly comparable GAAP measure:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2025	2024	2025	2024
Noninterest income (GAAP)	$407,772	$263,956	$1,394,398	$958,378
Servicing rights – change in valuation inputs or assumptions(1)	(12,224)	4,962	(22,013)	(6,280)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	8	25	70	108
Gain on extinguishment of debt(3)	—	—	—	(62,517)
Adjusted noninterest income (non-GAAP)	$395,556	$268,943	$1,372,455	$889,689
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business.
(3)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.
The following table reconciles adjusted noninterest income for the Lending segment to noninterest income, the most directly comparable GAAP measure for the Lending segment:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2025	2024	2025	2024
Lending
Noninterest income – Lending (GAAP)	$53,919	$72,586	$242,917	$277,996
Servicing rights – change in valuation inputs or assumptions(1)	(12,224)	4,962	(22,013)	(6,280)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	8	25	70	108
Adjusted noninterest income – Lending (non-GAAP)	$41,703	$77,573	$220,974	$271,824
___________________
(1)See footnote (1) to the table above.
(2)See footnote (2) to the table above.
Adjusted Contribution Margin and Incremental Adjusted Contribution Margin — Lending
Adjusted contribution margin and incremental adjusted contribution margin are non-GAAP measures and relate only to our Lending segment. Adjusted contribution margin is defined as segment contribution profit for the Lending segment, divided by adjusted net revenue for the Lending segment, a non-GAAP measure. Incremental adjusted contribution margin is defined as the change in segment contribution profit for our Lending segment, divided by change in adjusted net revenue for the Lending segment. See ‘Adjusted Net Revenue’ above for a reconciliation of Lending segment adjusted net revenue.
Management believes adjusted contribution margin metrics are useful because they enable management and investors to assess the underlying operating performance of our Lending segment, by removing the impact of changes in volume over periods to present a comparable view of segment contribution profit, which is a measure of the direct profitability of each of our reportable segments, as a percentage of segment adjusted net revenue for the Lending segment during each period.

The following table presents a reconciliation of adjusted contribution margin and incremental adjusted contribution margin for our reportable Lending segment:

	Three Months Ended December 31,		2025 vs 2024	Year Ended December 31,		2025 vs 2024
($ in thousands)	2025	2024	$ Change	2025	2024	$ Change
Lending
Contribution profit – Lending (GAAP)	$271,655	$245,958	$25,697	$1,016,900	$890,543	$126,357
Net revenue – Lending (GAAP)	498,682	417,796	80,886	1,848,949	1,485,222	363,727
Contribution margin – Lending (GAAP)(1)	54%	59%		55%	60%
Incremental contribution margin – Lending (GAAP)(1)	32%			35%

Adjusted net revenue – Lending (non-GAAP)(2)	$486,466	$422,783	$63,683	$1,827,006	$1,479,050	$347,956
Adjusted contribution margin – Lending (non-GAAP)	56%	58%		56%	60%
Incremental adjusted contribution margin – Lending (non-GAAP)	40%			36%
___________________
(1)Contribution margin is defined for each of our reportable segments as contribution profit divided by net revenue. Incremental contribution margin for each of our reportable segments is defined as the change in segment contribution profit divided by change in net revenue.
(2)Refer to ‘Adjusted Net Revenue’ above for reconciliation of this non-GAAP measure.
Adjusted EBITDA, Adjusted EBITDA Margin and Incremental Adjusted EBITDA Margin
Adjusted EBITDA, adjusted EBITDA margin and incremental adjusted EBITDA margin are non-GAAP measures. Adjusted EBITDA is defined as net income, adjusted to exclude, as applicable: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as these are direct operating expenses), (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) restructuring charges, (vi) impairment expense (inclusive of goodwill impairments and property, equipment and software abandonments), (vii) transaction-related expenses, (viii) foreign currency impacts related to operations in highly inflationary countries, (ix) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions, (x) gain on extinguishment of debt, and (xi) other charges, as appropriate, that are not expected to recur and are not indicative of our core operating performance.
Adjusted EBITDA margin is computed as adjusted EBITDA divided by adjusted net revenue. Incremental adjusted EBITDA margin is defined as the change in adjusted EBITDA, divided by change in adjusted net revenue. See ‘Adjusted Net Revenue’ above for a reconciliation of this non-GAAP measure.
Management believes adjusted EBITDA, adjusted EBITDA margin and incremental adjusted EBITDA margin are useful measures for period-over-period comparisons of our business. These measures enable management and investors to assess our core operating performance or results of operations by removing the effects of certain non-cash items and charges, as well as the impact of changes in volume over periods as applicable. In addition, management uses these measures to help evaluate cash flows generated from operations and the extent of additional capital, if any, required to invest in strategic initiatives.

The following table reconciles adjusted EBITDA to net income, the most directly comparable GAAP measure, and presents the computations of adjusted EBITDA margin and incremental adjusted EBITDA margin:

	Three Months Ended December 31,		2025 vs 2024	Year Ended December 31,		2025 vs 2024
($ in thousands)	2025	2024	$ Change	2025	2024	$ Change
Net income (GAAP)	$173,549	$332,473	$(158,924)	$481,320	$498,665	$(17,345)
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	11,196	12,039	(843)	45,723	48,346	(2,623)
Income tax expense (benefit)(2)	11,783	(272,549)	284,332	44,537	(265,320)	309,857
Depreciation and amortization	62,880	53,545	9,335	234,151	203,498	30,653
Share-based expense	68,577	66,367	2,210	262,058	246,152	15,906
Restructuring charges(3)	20	255	(235)	948	1,530	(582)
Foreign currency impact of highly inflationary subsidiaries(4)	1,808	840	968	7,104	1,683	5,421
Transaction-related expense(5)	—	—	—	—	615	(615)
Servicing rights – change in valuation inputs or assumptions(6)	(12,224)	4,962	(17,186)	(22,013)	(6,280)	(15,733)
Residual interests classified as debt – change in valuation inputs or assumptions(7)	8	25	(17)	70	108	(38)
Gain on extinguishment of debt(8)	—	—	—	—	(62,517)	62,517
Total adjustments	144,048	(134,516)	278,564	572,578	167,815	404,763
Adjusted EBITDA (non-GAAP)	$317,597	$197,957	$119,640	$1,053,898	$666,480	$387,418

Total net revenue (GAAP)	$1,025,051	$734,125	$290,926	$3,613,354	$2,674,859	$938,495
Net income margin (GAAP)	17%	45%		13%	19%
Incremental net income margin (GAAP)	(55)%			(2)%

Adjusted net revenue (non-GAAP)(9)	$1,012,835	$739,112	$273,723	$3,591,411	$2,606,170	$985,241
Adjusted EBITDA margin (non-GAAP)	31%	27%		29%	26%
Incremental adjusted EBITDA margin (non-GAAP)	44%			39%
___________________
(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense includes interest on our revolving credit facility, as well as interest expense and the amortization of debt discount and debt issuance costs on our convertible notes.
(2)The income tax expense recognized in 2025 is primarily attributable to the Company’s profitability, partially offset by discrete tax benefits for stock compensation recorded in each quarter.
(3)Restructuring charges relate to legal entity restructuring.
(4)Foreign currency charges reflect the impacts of highly inflationary accounting for our operations in Argentina, which are related to our Technology Platform segment and commenced in the first quarter of 2022 with the Technisys Merger.
(5)Transaction-related expense in the 2024 periods included financial advisory and professional services costs associated with our acquisition of Wyndham.
(6)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment, default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net income to provide management and financial users with better visibility into the earnings available to finance our operations.
(7)Reflects changes in fair value inputs and assumptions, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net income to provide management and financial users with better visibility into the earnings available to finance our operations.
(8)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued.
(9)Refer to 'Adjusted Net Revenue' above for reconciliation of this non-GAAP measure.

Tangible Book Value and Tangible Book Value per Common Share
Beginning in the fourth quarter of 2024, the Company modified the presentation of its tangible book value and tangible book value per share, which are non-GAAP measures. Tangible book value is defined as permanent equity, adjusted to exclude goodwill and intangible assets, net of related deferred tax liabilities. Tangible book value per common share represents tangible book value at period-end divided by common stock outstanding at period-end. Prior periods were revised to conform with this presentation.
These measures are utilized by management in assessing our use of equity and capital adequacy. We believe that tangible book value presents a meaningful measure of net asset value, and tangible book value per share provides additional useful information to investors to assess capital adequacy.
The following table reconciles tangible book value to permanent equity, the most directly comparable GAAP measure, and presents the computation of permanent equity per common share and tangible book value per common share for the periods presented:

($ and shares in thousands, except per share amounts)	December 31, 2025	December 31, 2024
Permanent equity (GAAP)	$10,489,495	$6,525,134
Non-GAAP adjustments:
Goodwill	(1,393,505)	(1,393,505)
Intangible assets	(231,919)	(297,794)
Related deferred tax liabilities	44,045	60,088
Tangible book value (as of period end) (non-GAAP)	$8,908,116	$4,893,923

Common stock outstanding (as of period end)	1,270,569	1,095,358

Book value per common share (GAAP)	$8.26	$5.96
Tangible book value per common share (non-GAAP)	$7.01	$4.47
Adjusted Net Income, Adjusted Net Income Margin, Incremental Adjusted Net Income Margin and Adjusted EPS
Adjusted net income, adjusted net income margin, incremental adjusted net income margin and adjusted diluted earnings per share are non-GAAP measures. Adjusted net income is defined as net income, adjusted to exclude, as applicable, goodwill impairment expense and certain income tax benefits that are not expected to recur and are not indicative of our core operating performance.
Adjusted diluted earnings per share (“adjusted EPS”) is a non-GAAP financial measure that adjusts GAAP diluted earnings per share. Adjusted EPS is computed by dividing net income attributable to common stockholders, adjusted to exclude, as applicable, goodwill impairment expense and certain income tax benefits that are not expected to recur and are not indicative of our core operating performance, by the diluted weighted average number of shares of common stock outstanding during the period, excluding the dilutive impact of the 2026 and 2029 convertible notes under the if-converted method for which the 2026 and 2029 capped call transactions, respectively, would deliver cash or shares to offset dilution.
Adjusted net income margin is computed as adjusted net income divided by adjusted net revenue. Incremental adjusted net income margin is defined as the change in adjusted net income, divided by change in adjusted net revenue. See ‘Adjusted Net Revenue’ above for a reconciliation of this non-GAAP measure.
Management believes adjusted net income, adjusted net income margin, incremental adjusted net income margin and adjusted EPS are useful because they enable management and investors to assess our core operating performance or results of operations, by removing the effects of certain non cash items and charges to present a comparable view for period over period comparisons of our business.

The following table: (i) reconciles adjusted net income to net income, the most directly comparable GAAP measure, (ii) reconciles adjusted EPS to diluted earnings per share, the most directly comparable GAAP measure, and (iii) presents the computations of adjusted net income margin and incremental adjusted net income margin.

	Three Months Ended December 31,		2025 vs 2024	Year Ended December 31,		2025 vs 2024
($ and shares in thousands, except per share amounts)(1)	2025	2024	$ Change	2025	2024	$ Change
Net income (GAAP)	$173,549	$332,473	$(158,924)	$481,320	$498,665	$(17,345)
Non-GAAP adjustments:
Income tax benefit from release of tax valuation allowance	—	(258,401)	258,401	—	(258,401)	258,401
Income tax benefit from restructuring	—	(13,042)	13,042	—	(13,042)	13,042
Goodwill impairment expense	—	—	—	—	—	—
Adjusted net income (non-GAAP)	$173,549	$61,030	$112,519	$481,320	$227,222	$254,098

Numerator:
Net income attributable to common stockholders – diluted (GAAP)(2)	$173,893	$332,473		$482,700	$434,776
Non-GAAP adjustments:
Income tax benefit from release of tax valuation allowance	—	(258,401)		—	(258,401)
Income tax benefit from restructuring	—	(13,042)		—	(13,042)
Adjusted net income attributable to common stockholders – diluted (non-GAAP)	$173,893	$61,030		$482,700	$163,333
Denominator:
Weighted average common stock outstanding – diluted	1,346,110	1,151,047		1,251,767	1,101,390
Non-GAAP adjustments:
Dilutive impact of convertible notes(3)	(20,402)	(24,857)		(23,377)	(6,214)
Adjusted weighted average common stock outstanding — diluted (non-GAAP)	1,325,707	1,126,190		1,228,390	1,095,176

Earnings per share – diluted (GAAP)(2)	$0.13	$0.29		$0.39	$0.39
Impact of adjustments per share	—	(0.24)		—	(0.24)
Adjusted earnings per share – diluted (non-GAAP)(2)	$0.13	$0.05		$0.39	$0.15

Net income margin (GAAP)	17%	45%		13%	19%

Adjusted net revenue (non-GAAP)(4)	$1,012,835	$739,112		$3,591,411	$2,606,170
Adjusted net income margin (non-GAAP)	17%	8%		13%	9%
Incremental adjusted net income margin (non-GAAP)	41%			26%
____________________
(1)Certain amounts may not recalculate exactly using the rounded amounts provided. Earnings per share is calculated based on unrounded numbers.
(2)Diluted earnings per share and diluted net income attributable to common stockholders exclude gain on extinguishment of debt, net of tax, as well as interest expense incurred, net of tax, associated with convertible note activity during the period as evaluated under the if-converted method.
(3)This non-GAAP adjustment excludes the dilutive impact of the 2026 and 2029 convertible notes, to the extent that the 2026 and 2029 capped call transactions, respectively, would deliver cash or shares to offset dilution.
(4)Refer to 'Adjusted Net Revenue' above for reconciliation of this non-GAAP measure.

Table 3
SoFi Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except for Share Data)

	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$4,929,452	$2,538,293
Restricted cash and restricted cash equivalents	427,321	171,067
Investment securities (includes available-for-sale securities of $2,454,454 and $1,804,043 at fair value with associated amortized cost of $2,434,627 and $1,807,686, as of December 31, 2025 and December 31, 2024, respectively)	2,575,607	1,895,689
Loans held for sale (includes $22.7 billion and $17.7 billion at fair value, as of December 31, 2025 and December 31, 2024, respectively)	22,862,749	17,684,892
Loans held for investment, at fair value	13,657,578	8,597,368
Loans held for investment, at amortized cost (less allowance for credit losses of $50,934 and $46,684, as of December 31, 2025 and December 31, 2024, respectively)	1,516,736	1,246,458
Servicing rights	378,178	342,128
Property, equipment and software	416,448	287,869
Goodwill	1,393,505	1,393,505
Intangible assets	231,919	297,794
Operating lease right-of-use assets	93,941	81,219
Other assets (less allowance for credit losses of $2,998 and $2,444, as of December 31, 2025 and December 31, 2024, respectively)	2,177,044	1,714,669
Total assets	$50,660,478	$36,250,951
Liabilities and permanent equity
Liabilities:
Deposits:
Interest-bearing deposits	$37,387,350	$25,861,400
Noninterest-bearing deposits	118,045	116,804
Total deposits	37,505,395	25,978,204
Accounts payable, accruals and other liabilities	743,716	556,923
Operating lease liabilities	106,190	97,389
Debt	1,815,162	3,092,692
Residual interests classified as debt	520	609
Total liabilities	40,170,983	29,725,817
Commitments, guarantees, concentrations and contingencies
Permanent equity:
Common stock, $0.00 par value: 3,100,000,000 and 3,100,000,000 shares authorized; 1,270,568,878 and 1,095,357,781 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	126	109
Additional paid-in capital	11,302,668	7,838,988
Accumulated other comprehensive income (loss)	10,979	(8,365)
Accumulated deficit	(824,278)	(1,305,598)
Total permanent equity	10,489,495	6,525,134
Total liabilities and permanent equity	$50,660,478	$36,250,951

Table 4
SoFi Technologies, Inc.
Average Balances and Net Interest Earnings Analysis
(Unaudited)

	Three Months Ended December 31, 2025			Three Months Ended December 31, 2024
($ in thousands)	Average Balances	Interest Income/Expense	Average Yield/Rate	Average Balances	Interest Income/Expense	Average Yield/Rate
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$3,804,176	$33,965	3.54%	$2,802,974	$32,070	4.55%
Investment securities	2,636,480	30,628	4.61	1,798,995	24,577	5.44
Loans	36,340,613	862,828	9.42	27,068,505	687,290	10.10
Total interest-earning assets	42,781,269	927,421	8.60	31,670,474	743,937	9.34
Total noninterest-earning assets	4,232,294			3,641,532
Total assets	$47,013,563			$35,312,006
Liabilities, Temporary Equity and Permanent Equity
Interest-bearing liabilities:
Demand deposits	$2,701,285	$5,020	0.74%	$2,171,856	$8,189	1.50%
Savings deposits	30,320,307	270,098	3.53	21,626,757	216,389	3.98
Time deposits	1,460,588	15,393	4.18	1,184,996	14,018	4.71
Total interest-bearing deposits	34,482,180	290,511	3.34	24,983,609	238,596	3.80
Warehouse facilities	480,361	6,242	5.16	1,462,228	21,050	5.73
Securitization debt	56,004	505	3.58	87,429	680	3.09
Other debt	1,760,289	12,884	2.90	1,754,166	13,442	3.05
Total debt	2,296,654	19,631	3.39	3,303,823	35,172	4.24
Residual interests classified as debt	521	—	—	626	—	—
Total interest-bearing liabilities	36,779,355	310,142	3.35	28,288,058	273,768	3.85
Total noninterest-bearing liabilities	995,803			763,688
Total liabilities	37,775,158			29,051,746
Total temporary equity	—			—
Total permanent equity	9,238,405			6,260,260
Total liabilities, temporary equity and permanent equity	$47,013,563			$35,312,006

Net interest income		$617,279			$470,169
Net interest margin			5.72%			5.91%

	Year Ended December 31, 2025			Year Ended December 31, 2024
($ in thousands)	Average Balances	Interest Income/Expense	Average Yield/Rate	Average Balances	Interest Income/Expense	Average Yield/Rate
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$3,115,010	$115,661	3.71%	$2,814,098	$133,686	4.75%
Investment securities	2,354,919	119,043	5.06	1,412,821	79,338	5.62
Loans	32,443,566	3,140,495	9.68	25,360,067	2,594,793	10.23
Total interest-earning assets	37,913,495	3,375,199	8.90	29,586,986	2,807,817	9.49
Total noninterest-earning assets	4,033,049			3,305,102
Total assets	$41,946,544			$32,892,088
Liabilities, Temporary Equity and Permanent Equity
Interest-bearing liabilities:
Demand deposits	$2,323,852	$12,942	0.56%	$2,167,328	$45,117	2.08%
Savings deposits	26,663,292	962,371	3.61	18,385,550	782,205	4.25
Time deposits	874,108	38,730	4.43	2,060,959	102,832	4.99
Total interest-bearing deposits	29,861,252	1,014,043	3.40	22,613,837	930,154	4.11
Warehouse facilities	1,667,619	88,471	5.31	1,555,603	97,781	6.29
Securitization debt	62,650	2,163	3.45	188,855	7,197	3.81
Other debt	1,757,991	51,566	2.93	1,782,732	56,204	3.15
Total debt	3,488,260	142,200	4.08	3,527,190	161,182	4.57
Residual interests classified as debt	549	—	—	2,495	—	—
Total interest-bearing liabilities	33,350,061	1,156,243	3.47	26,143,522	1,091,336	4.17
Total noninterest-bearing liabilities	923,992			753,979
Total liabilities	34,274,053			26,897,501
Total temporary equity	—			123,221
Total permanent equity	7,672,491			5,871,366
Total liabilities, temporary equity and permanent equity	$41,946,544			$32,892,088

Net interest income		$2,218,956			$1,716,481
Net interest margin			5.85%			5.80%

Table 5
Company Metrics

	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Members	13,651,002	12,642,375	11,745,572	10,915,811	10,127,323	9,372,615	8,774,236	8,131,720	7,541,860
Total Products	20,168,142	18,553,053	17,142,041	15,915,425	14,745,435	13,650,730	12,776,430	11,830,128	11,142,476
Total Products — Lending segment	2,633,186	2,462,588	2,280,368	2,129,833	2,010,354	1,890,761	1,786,580	1,705,155	1,663,006
Total Products — Financial Services segment	17,534,956	16,090,465	14,861,673	13,785,592	12,735,081	11,759,969	10,989,850	10,124,973	9,479,470
Total Accounts — Technology Platform segment	128,461,873	157,859,670	160,046,369	158,432,347	167,713,818	160,179,299	158,485,125	151,049,375	145,425,391

Total Products, excluding digital assets(1)	20,168,142	18,553,053	17,142,041	15,915,425	14,745,435	13,650,730	12,776,430	11,830,128	10,876,881
Total Products, excluding digital assets — Financial Services segment(1)	17,534,956	16,090,465	14,861,673	13,785,592	12,735,081	11,759,969	10,989,850	10,124,973	9,213,875
SoFi Invest, excluding digital assets(1)	3,244,143	3,045,078	2,853,416	2,684,658	2,525,059	2,394,367	2,332,045	2,224,705	2,115,046
___________________
(1)In the fourth quarter of 2023, we transferred the crypto services provided by SoFi Digital Assets, LLC, and began closing existing digital assets accounts and removing the account from Invest products. This process was completed in the first quarter of 2024.

Members
We refer to our customers as “members”. We define a member as someone who has a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Our members have access to our CFPs, our member events, our content, educational material, news, and our tools and calculators, which are provided at no cost to the member. We view members as an indication not only of the size and a measurement of growth of our business, but also as a measure of the significant value of the data we have collected over time.
Once someone becomes a member, they are always considered a member unless they are removed in accordance with our terms of service, in which case, we adjust our total number of members. This could occur for a variety of reasons—including fraud or pursuant to certain legal processes—and, as our terms of service evolve together with our business practices, product offerings and applicable regulations, our grounds for removing members from our total member count could change. The determination that a member should be removed in accordance with our terms of service is subject to an evaluation process, following the completion, and based on the results, of which, relevant members and their associated products are removed from our total member count in the period in which such evaluation process concludes. However, depending on the length of the evaluation process, that removal may not take place in the same period in which the member was added to our member count or the same period in which the circumstances leading to their removal occurred. For this reason, our total member count may not yet reflect adjustments that may be made once ongoing evaluation processes, if any, conclude. Beginning in the first quarter of 2024, we aligned our methodology for calculating member and product metrics with our member and product definitions to include co-borrowers, co-signers, and joint- and co-account holders, as applicable. Quarterly amounts for prior periods were determined to be immaterial and were not recast.
Total Products
Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. Total products is a primary indicator of the size and reach of our Lending and Financial Services segments. Management relies on total products metrics to understand the effectiveness of our member acquisition efforts and to gauge the propensity for members to use more than one product.
In our Lending segment, total products refers to the number of personal loans, student loans and home loans that have been originated through our platform through the reporting date, inclusive of loans which we originate as part of our Loan Platform Business, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products. The account of a co-borrower or co-signer is not considered a separate lending product.
In our Financial Services segment, total products refers to the number of SoFi Money accounts (inclusive of checking and savings accounts held at SoFi Bank and cash management accounts), SoFi Invest accounts, SoFi Credit Card accounts (including accounts with a zero dollar balance at the reporting date), referred loans (which are originated by a third-party partner to which we provide pre-qualified borrower referrals), SoFi At Work accounts, SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts), and SoFi Crypto accounts that have been opened through our platform through the reporting date. Checking and savings accounts are considered one account within our total products metric. Our SoFi Invest service is composed of two products: active investing accounts and robo-advisory accounts. Our members can select any one or combination of the types of SoFi Invest products. If a member has multiple SoFi Invest products of the same account type, such as two active investing accounts, that is counted as a single product. However, if a member has multiple SoFi Invest products across account types, such as one active investing account and one robo-advisory account, those separate account types are considered separate products. The account of a joint- or co-account holder is considered a separate financial services product. In the event a member is removed in accordance with our terms of service, as discussed under “Members” above, the member’s associated products are also removed.
Technology Platform Total Accounts
In our Technology Platform segment, total accounts refers to the number of open accounts at Galileo as of the reporting date. We include intercompany accounts on the Galileo platform as a service in our total accounts metric to better align with the Technology Platform segment revenue which includes intercompany revenue. Intercompany revenue is eliminated in consolidation. Total accounts is a primary indicator of the accounts dependent upon our technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances, make debit transactions and rely upon real-time authorizations, all of which result in revenues for the Technology Platform segment. We do not measure total accounts for other products and solutions for which the revenue model is not primarily dependent upon being a fully integrated, stand-ready service.

Table 6
Segment Financials
(Unaudited)

	Quarter Ended
($ and shares in thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Lending
Net interest income	$444,763	$427,973	$372,675	$360,621	$345,210	$316,268	$279,212	$266,536	$262,626
Total noninterest income	53,919	65,409	70,837	52,752	72,586	79,977	61,493	63,940	90,500
Total net revenue	498,682	493,382	443,512	413,373	417,796	396,245	340,705	330,476	353,126
Adjusted net revenue – Lending(1)	486,466	481,408	446,798	412,334	422,783	391,892	339,052	325,323	346,541
Contribution profit – Lending(2)	271,655	261,600	244,710	238,935	245,958	238,928	197,938	207,719	226,110
Technology Platform
Net interest income	$394	$432	$266	$413	$473	$629	$555	$501	$941
Total noninterest income	121,979	114,146	109,567	103,014	102,362	101,910	94,883	93,865	95,966
Total net revenue(2)	122,373	114,578	109,833	103,427	102,835	102,539	95,438	94,366	96,907
Contribution profit – Technology Platform	47,934	32,371	33,195	30,913	32,107	32,955	31,151	30,742	30,584
Financial Services
Net interest income	$207,810	$203,660	$193,322	$173,199	$160,337	$154,143	$139,229	$119,713	$109,072
Total noninterest income	248,931	215,963	169,211	129,920	96,183	84,165	36,903	30,838	30,043
Total net revenue	456,741	419,623	362,533	303,119	256,520	238,308	176,132	150,551	139,115
Contribution profit – Financial Services(2)	230,788	225,557	188,232	148,332	114,855	99,758	55,220	37,174	25,060
Corporate/Other
Net interest income (expense)	$(35,688)	$(46,951)	$(48,426)	$(35,507)	$(35,851)	$(40,030)	$(6,412)	$15,968	$17,002
Total noninterest income (loss)	(17,057)	(19,032)	(12,508)	(12,653)	(7,175)	59	(7,245)	53,634	9,254
Total net revenue (loss)(2)	(52,745)	(65,983)	(60,934)	(48,160)	(43,026)	(39,971)	(13,657)	69,602	26,256
Consolidated
Net interest income	$617,279	$585,114	$517,837	$498,726	$470,169	$431,010	$412,584	$402,718	$389,641
Total noninterest income	407,772	376,486	337,107	273,033	263,956	266,111	186,034	242,277	225,763
Total net revenue	1,025,051	961,600	854,944	771,759	734,125	697,121	598,618	644,995	615,404
Adjusted net revenue(1)	1,012,835	949,626	858,230	770,720	739,112	689,445	596,965	580,648	594,245
Net income	173,549	139,392	97,263	71,116	332,473	60,745	17,404	88,043	47,913
Adjusted EBITDA(1)	317,597	276,881	249,083	210,337	197,957	186,237	137,901	144,385	181,204
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For additional information on these measures and reconciliations to the most directly comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Technology Platform segment total net revenue includes intercompany fees. The equal and offsetting intercompany expenses are reflected within all three segments’ directly attributable expenses, as well as within expenses not allocated to segments. The intercompany revenues and expenses are eliminated in consolidation. The revenues are eliminated within Corporate/Other and the expenses represent a reconciling item of segment contribution profit (loss) to consolidated income (loss) before income taxes.

Table 7
Fee-Based Revenue
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2025	2024	2025	2024
Loan platform fees	$171,129	$46,971	$495,926	$89,479
Referrals, loan platform business	19,730	16,264	79,985	52,129
Total Loan platform fees	190,859	63,235	575,911	141,608
Referrals, other	3,641	2,465	12,454	8,197
Interchange	35,912	21,599	114,315	66,829
Brokerage	12,882	5,849	39,666	21,494
Loan origination fees	101,870	106,991	429,621	377,277
Technology services	92,136	86,634	355,721	346,185
Other	5,989	2,696	17,212	8,289
Total fee-based revenue	$443,289	$289,469	$1,544,900	$969,879

Table 8
Analysis of Charge-Offs
(Unaudited)

	Three Months Ended December 31, 2025			Three Months Ended December 31, 2024
($ in thousands)	Average Loans	Net Charge-offs	Ratio	Average Loans	Net Charge-offs	Ratio
Personal loans	$21,177,730	$149,323	2.80%	$17,409,608	$147,595	3.37%
Student loans	12,716,877	24,212	0.76%	8,214,510	12,713	0.62%
Home loans	981,444	—	—%	115,123	—	—%
Secured loans	860,205	—	—%	902,036	—	—%
Credit card	431,548	5,090	4.68%	277,002	8,573	12.31%
Commercial and consumer banking	172,809	17	0.04%	150,226	39	0.07%
Total loans	$36,340,613	$178,642	1.95%	$27,068,505	$168,920	2.48%

	Year Ended December 31, 2025			Year Ended December 31, 2024
($ in thousands)	Average Loans	Net Charge-offs	Ratio	Average Loans	Net Charge-offs	Ratio
Personal loans	$19,800,548	$566,709	2.86%	$16,426,053	$581,370	3.54%
Student loans	10,772,729	78,090	0.72%	7,414,829	47,097	0.64%
Home loans	541,650	—	—%	77,912	—	—%
Secured loans	802,245	—	—%	1,024,275	—	—%
Credit card	364,326	26,043	7.15%	274,093	39,634	14.46%
Commercial and consumer banking	162,068	26	0.02%	142,905	89	0.06%
Total loans	$32,443,566	$670,868	2.07%	$25,360,067	$668,190	2.63%

Table 9
Regulatory Capital
(Unaudited)

	December 31, 2025		December 31, 2024
($ in thousands)	Amount(1)	Ratio(1)	Amount	Ratio	Required Minimum(2)
SoFi Technologies
CET1 risk-based capital	$8,473,542	22.8%	$4,457,212	16.0%	7.0%
Tier 1 risk-based capital	8,473,542	22.8%	4,457,212	16.0%	8.5%
Total risk-based capital	8,524,274	22.9%	4,503,618	16.2%	10.5%
Tier 1 leverage	8,473,542	18.8%	4,457,212	13.4%	4.0%
Risk-weighted assets	37,234,047		27,859,577
Quarterly adjusted average assets	45,007,950		33,234,724
___________________
(1)Estimated.
(2)Required minimums presented for risk-based capital ratios include the required capital conservation buffer.